Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2020 SECOND QUARTER RESULTS;

BOARD OF DIRECTORS REINSTATES QUARTERLY DIVIDEND PROGRAM

•	Second Quarter Comparable-Store Sales Increased 18.6 Percent
•	Second Quarter Net Income of $45 Million, or $0.43 per Share
•	Non-GAAP Net Income of $75 Million, or $0.71 per Share
•	Board Declares Quarterly Dividend of $0.15 per Share

NEW YORK, NY, August 21, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 1, 2020.

Second Quarter Results

Net income for the Company’s second quarter of 2020 was $45 million, or $0.43 per share, compared to net income of $60 million, or $0.55 per share in the corresponding prior-year period. Included in these results are the following pre-tax charges: 1) $19 million related to the wind down of the Runners Point banner and the Eastbay restructuring, 2) $18 million for costs incurred in connection with the recent social unrest, and 3) $1 million related to administrative costs for its previously disclosed pension matter. Excluding these items, non-GAAP earnings were $0.71 per share for the second quarter of 2020, as compared to non-GAAP EPS of $0.66 for the same period in 2019. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Second quarter comparable-store sales increased 18.6 percent. Total second quarter sales increased 17.1 percent, to $2,077 million, compared to sales of $1,774 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter of 2020 increased 17.3 percent. The Company’s gross margin rate decreased to 25.9 percent from 30.1 percent a year ago, while the SG&A expense rate decreased to 18.6 percent from 22.2 percent in the second quarter of 2020.

“I’m proud of the exceptional effort from our team this quarter,” said Richard Johnson, President and Chief Executive Officer. “Despite the challenging backdrop of the pandemic, and social unrest, we achieved strong second quarter results, led by our digital business, with a return to growth in both the top and bottom line. As our global fleet of stores reopened, our customers responded with enthusiasm and energy to our assortments and visited our stores with a high intent to purchase.”

“As the COVID-19 situation continues to evolve, we believe we have the right strategies and strong leadership in place to strengthen our customer connectivity, deepen our strategic relationships with our vendors, navigate the challenges ahead, and emerge from this period better positioned than ever.”

Year-To-Date Results

For the first six months of the year, the Company posted a net loss of $65 million, or $0.62 per share on a GAAP basis, compared to net income of $232 million, or $2.08 per share, for the corresponding period in 2019. On a non-GAAP basis, earnings per share for the six-month period totaled $0.05, compared to $2.20 per share earned in the same period in 2019. Year-to-date sales were $3,253 million, a decrease of 15.6 percent compared to sales of $3,852

-MORE-

million in the corresponding six-month period of 2019. Year-to-date, comparable store sales decreased 14.5 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, decreased by 15.1 percent.

Financial Position

As of August 1, 2020, the Company’s merchandise inventories were $1,194 million, 2.7 percent lower than at the end of the second quarter last year. Using constant currencies, inventory decreased 3.7 percent.

The Company’s cash totaled $1,373 million, while the debt on its balance sheet was $121 million, which reflects the repayment of the $330 million previously borrowed from the Company’s credit facility. As part of its cash preservation measures, the Company did not pay a dividend or repurchase any shares during the second quarter.

With the strong liquidity position and more stable cash outlook,  the Company announced today that the Board of Directors reinstated the quarterly dividend program and declared a quarterly cash dividend on the Company’s common stock of $0.15 per share, which will be payable on October 30, 2020 to shareholders of record on October 16, 2020.

“The second quarter was truly a testament to our team’s ability to be nimble and to our financial and operational discipline. We delivered a meaningful increase in sales, managed our expenses tightly, and made progress towards our goal of improving our inventory position,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “Looking ahead, we believe the Company is well positioned financially to maneuver through the evolving COVID-19 pandemic. As a first step, the Board reinstated the dividend at a cautious but meaningful level to begin returning cash to shareholders. As always, the Board will continue to evaluate the dividend program on a quarterly basis.”

Financial Outlook

The Company previously withdrew its full-year 2020 guidance in March. Given the uncertainty surrounding the evolving COVID-19 pandemic and its potential impact on the back-to-school season, team sports participation, and additional government stimulus packages, the Company does not plan to provide a full-year 2020 outlook at this time.

Store Base Update

During the second quarter, the Company opened 18 new stores, remodeled or relocated 26 stores, and closed 31 stores. As of August 1, 2020, the Company operated 3,100 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 134 franchised Foot Locker stores were operating in the Middle East, as well as 4 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. ET today, August 21, 2020, to review these results and provide an update on the business. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10146191 through September 4, 2020. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, the continued effect of the global pandemic, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

-MORE-

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 filed on March 27, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2020 filed on June 10, 2020. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 1, 2020 and August 3, 2019

(In millions, except per share amounts)

	Second Quarter		Second Quarter Year-to-Date
	2020	2019	2020	2019
Sales	$2,077	$1,774	$3,253	$3,852
Cost of sales	1,539	1,240	2,444	2,629
SG&A	387	393	703	809
Depreciation and amortization	44	46	88	90
Impairment and other charges	38	14	54	15
Income (loss) from operations	69	81	(36)	309

Interest (expense) income, net	(2)	2	(3)	6
Other income, net	3	2	4	4
Income (loss) before income taxes	70	85	(35)	319
Income tax expense	25	25	30	87
Net income (loss)	$45	$60	$(65)	$232

Diluted earnings (loss) per share	$0.43	$0.55	$(0.62)	$2.08
Weighted-average diluted shares outstanding	105.1	111.1	104.4	112.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables on the following pages.

-MORE-

Non-GAAP Reconciliation

(unaudited)

Periods ended August 1, 2020 and August 3, 2019

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Second Quarter Year-to-Date
	2020	2019	2020	2019
Pre-tax income:
Income (loss) before income taxes	$70	$85	$(35)	$319
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	38	14	54	15
Adjusted income (loss) before income taxes (non-GAAP)	$108	$99	$19	$334

After-tax income:
Net income (loss)	$45	$60	$(65)	$232
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $6, $4, $9, and $4 million, respectively (1)	32	10	45	11
Tax (benefit) charge related to revaluation of certain intellectual property rights (2)	(2)	—	25	—
U.S. tax reform (3)	—	2	—	2
Adjusted net income (loss) (non-GAAP)	$75	$72	$5	$245

	Second Quarter		Second Quarter Year-to-Date
	2020	2019	2020	2019
Earnings per share:
Diluted earnings (loss) per share	$0.43	$0.55	$(0.62)	$2.08
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.30	0.09	0.43	0.10
Tax (benefit) charge related to revaluation of certain intellectual property rights (2)	(0.02)	-	0.24	-
U.S. tax reform (3)	-	0.02	-	0.02
Adjusted diluted earnings (loss) per share (non-GAAP)	$0.71	$0.66	$0.05	$2.20

Notes on Non-GAAP Adjustments:

(1)	Included with this caption are impairment charges and various charges, as follows:

	Second Quarter		Second Quarter Year-to-Date
	2020	2019	2020	2019
Impairment and other charges (pre-tax):
Costs and losses related to social unrest *	$18	-	$18	$-
Runners Point shutdown	16	-	16	-
Impairment	-	-	15	-
Eastbay reorganization	3	-	3	-
Pension reformation	1	1	2	2
SIX:02 shutdown	-	13	-	13
	$38	$14	$54	$15

* Represented inventory losses of $14 million, damages to store property of $2 million, and repairs and other costs of $2 million incurred in connection with the riots that affected certain parts of the United States and Canada during the second quarter of 2020.

(2)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. Due to the improved financial outlook during the second quarter of 2020, the Company reversed $2 million of the revaluation charge.
(3)	In connection with U.S. tax reform, the Company recorded a charge for $2 million for the thirteen weeks ended August 3, 2019. The charge reflected an adjustment to U.S. tax on foreign income.

-MORE-

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 1,	August 3,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$1,373	$939
Merchandise inventories	1,194	1,227
Other current assets	262	280
	2,829	2,446
Property and equipment, net	778	796
Operating lease right-of-use assets	2,811	2,976
Deferred taxes	70	92
Other assets	420	410
	$6,908	$6,720

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	630	420
Accrued and other liabilities	450	312
Current portion of lease obligations	588	497
	1,668	1,229
Long-term debt	121	123
Long-term lease obligations	2,582	2,750
Other liabilities	134	106
Total liabilities	4,505	4,208
Total shareholders' equity	2,403	2,512
	$6,908	$6,720

-MORE-

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			August 1,	Relocations/
	2020	Opened	Closed	2020	Remodels
Foot Locker U.S.	867	8	3	872	12
Foot Locker Europe	636	5	13	628	7
Foot Locker Canada	105	—	1	104	—
Foot Locker Pacific	91	—	—	91	—
Foot Locker Asia	14	1	—	15	—
Kids Foot Locker	431	1	5	427	6
Lady Foot Locker	46	—	5	41	—
Champs Sports	536	5	4	537	3
Footaction	245	1	5	241	6
Runners Point	81	1	12	70	—
Sidestep	77	1	4	74	1
Total	3,129	23	52	3,100	35

Selling and gross square footage are as follows:

	February 1, 2020		August 1, 2020
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,403	4,191	2,437	4,263
Foot Locker Europe	1,016	2,181	1,012	2,170
Foot Locker Canada	263	432	261	428
Foot Locker Pacific	148	240	148	240
Foot Locker Asia	42	76	44	79
Kids Foot Locker	740	1,278	739	1,275
Lady Foot Locker	66	110	58	97
Champs Sports	1,930	2,999	1,933	3,008
Footaction	777	1,317	754	1,238
Runners Point	105	185	93	168
Sidestep	75	137	73	134
Total	7,565	13,146	7,552	13,100

- XXX -